Exhibit 99.1

news release

Tenneco Announces Quarterly Dividend and New Share Repurchase Authorization

Lake Forest, Illinois, February 1, 2017 - Tenneco (NYSE: TEN), announced today that its board of directors has approved a dividend program under which the company intends to pay a regular quarterly cash dividend to holders of its common stock.

Tenneco intends to pay a quarterly dividend of $0.25 per share on its common stock, representing a planned annual dividend of $1.00 per share. The initial dividend will be payable on March 23, 2017 to shareholders of record as of March 7, 2017. Future dividends will be subject to Board approval.

In addition, the board authorized the repurchase of up to $400 million of the company’s outstanding common stock over the next three years. This includes the remaining amount authorized under earlier repurchase programs.

“With a strong balance sheet and our growth and profitability plans delivering results, I am pleased that we have the flexibility within our capital allocation priorities to accelerate returns to our shareholders,” said Gregg Sherrill, chairman and CEO, Tenneco. “The dividend announced today demonstrates our confidence in Tenneco’s financial strength, future outlook and commitment to enhancing shareholder value.”

The company anticipates acquiring the shares through open market or privately negotiated transactions, which will be funded through cash from operations. The repurchase program does not obligate Tenneco to make repurchases within any specific time or situations, and opportunities in higher priority areas could affect the cadence of this program.

Tenneco is an $8.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 30,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx® and Clevite®Elastomer.

This press release contains forward-looking statements. Words such as “anticipate,” “expects,” “will”, “continue” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) changes in automotive or commercial vehicle manufacturers’ production rates and their actual and forecasted requirements for the company’s products, including the company’s resultant inability to realize the sales represented by its awarded book of business; (ii) any change in customer demand due to delays in the adoption or enforcement of worldwide emissions regulations or any other changes in consumer demand and prices, including decreases in demand for automobiles or commercial vehicles which include the company’s products, and the potential negative impact on the company’s revenues and margins from such products; (iii) the general political, economic and competitive conditions in markets where the company and its subsidiaries operate; (iv) workforce

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factors such as strikes or labor interruptions; (v) material substitutions and increases in the costs of raw materials; and (vi) the company’s ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company’s customers. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2015.

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Contacts:

Linae Golla

Investor inquiries

847-482-5162

lgolla@tenneco.com

Bill Dawson

Media inquiries

847 482-5807

bdawson@tenneco.com